Exhibit 15.3
DeGolyer and MacNaughton
5OO |  Spring Valley Road
Suite 8OO East
Dallas, Texas 75244
May 22, 2009
Petróleo Brasileiro S.A.
Av. Republica do Chile 65/1702
Rio do Janeiro
Brasil 20031-912
Ladies and Gentlemen:
     We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4 — Information on the Company—Overview of the Group,” and “Item 19—Exhibits” in the Annual Report on Form 20-F of Petróleo Brasileiro S.A.—Petrobras for the year ended December 31, 2008 (the Annual Report).
     We further consent to the references to our firm as set forth in the Registration Statement on Form F-3, Registration Nos. 333-139459 and 333-139459-01, of Petróleo Brasileiro S.A.—Petrobras and Petrobras International Finance Company (together, the “Registrants”), under the heading “Experts,” and to the incorporation by reference of the other references to our firm contained under the headings “Presentation of Information Concerning Reserves,” “Item 4—Information on the Company—Overview of the Group,” and “Item 19—Exhibits” in the Annual Report.
     We prepared estimates, as of December 31, 2008, of the proved crude oil, condensate, and natural gas reserves and the oil equivalent of 98 fields with interests owned by Petrobras. These estimates were prepared in accordance with the reserves definitions of Rules 4-10(a)(l)-(13) of Regulation S-X of the United States Securities and Exchange Commission. The fields are located in Brazil and offshore from Brazil. The volumes of proved reserves estimated, as of December 31, 2008 are 8,203 million barrels of oil and condensate, 7,985 billion cubic feet of marketable gas, and 9,534 million barrels of oil equivalent. These estimates and the fields evaluated are those contained in our letter report dated March 27, 2009, on estimates of proved crude oil, condensate, and natural gas reserves and the oil equivalent of 98 fields with interests owned by Petróleo Brasileiro S.A.—Petrobras as of December 31, 2008, and are subject to the explanations, definitions, qualifications, assumptions, and conclusions contained in the letter report.

Very truly yours,

DeGOLYER and MacNAUGHTON